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                                                                     EXHIBIT 5.2

                        [BAKER BOTTS L.L.P. LETTERHEAD]



                                                                   June 21, 2002



Marathon Oil Corporation
5555 San Felipe Road
Houston, Texas 77056-2723

Gentlemen:

         Marathon Oil Corporation, a Delaware corporation ("Marathon"), has engaged us to render to it the opinions we express below in connection with the offering of $400,000,000 aggregate principal amount of notes due July 1, 2012 (the "Marathon Funding Securities") of Marathon Global Funding Corporation, a Nova Scotia unlimited liability company ("Marathon Funding"), fully and unconditionally guaranteed by Marathon (the "Marathon Guarantees" and, together with the Marathon Funding Securities, the "Securities"), which Marathon and Marathon Funding are offering under the registration statement on Form S-3, as amended by pre-effective amendment no. 1 thereto (Reg. Nos. 333-90034 and 333-90034-01), Marathon and Marathon Funding filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the "1933 Act"), which relates to their offering and sale of various securities under the 1933 Act's Rule 415. In this letter, "Registration Statement" means that registration statement, as amended, when it became effective under the 1933 Act.

         Marathon and Marathon Funding will issue the Securities under an indenture dated as of June 14, 2002 among Marathon Funding, Marathon and JPMorgan Chase Bank, as trustee, relating to the debt securities of Marathon Funding fully and unconditionally guaranteed by Marathon (the "Indenture").

         For purposes of the opinions we express below, we have examined, among other agreements, instruments and documents, the following:

                  o the restated certificate of incorporation and by-laws, each as amended to date, of Marathon;

                  o the Registration Statement and its exhibits;

                  o the prospectus the Registration Statement includes;

                  o the prospectus supplement dated June 18, 2002 and filed with the SEC on June 19, 2002 under the 1933 Act's Rule 424(b)(5);

                  o the Indenture;



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BAKER BOTTS L.L.P.
Marathon Oil Corporation               2                           June 21, 2002


                  o the underwriting agreement and related pricing agreement, each dated June 18, 2002 among Marathon Funding, Marathon and Banc of America Securities LLC and J.P. Morgan Securities Inc., as representatives of the several underwriters, relating to the offering and sale of the Securities (the "Underwriting Agreements");

                  o the resolutions of the board of directors of Marathon which authorize the issuance of the Marathon Guarantees;

                  o corporate records of Marathon, including minute books it has furnished us; and

                  o certificates of public officials and of representatives of Marathon.

         In giving these opinions, we have relied on certificates of officers of Marathon and of public officials with respect to the accuracy of the factual matters those certificates cover or contain, and we have assumed that all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original copies of those documents and those original copies are authentic.

         We base the opinions we express below in part on the following assumptions we have made:

         o the board of directors of Marathon Funding or any committee which such board has duly designated in accordance with the organizational documents of Marathon Funding and applicable law (the board or any such committees being the "Board") will have taken all corporate action necessary to:

                  o  authorize the issuance of the Marathon Funding Securities;
                     and

                  o approve the terms of the offering and sale of the Marathon Funding Securities;

         o the Indenture will have been duly authorized by Marathon Funding;

         o in accordance with the terms of the Indenture, the Board will have designated and established the terms of the series to which the Marathon Funding Securities belong and the Marathon Funding Securities will not include any provision that is unenforceable; and

         o Marathon Funding will have duly authorized the Underwriting
Agreements.

         On the basis of and subject to the foregoing, we are of the opinion that:

                  1. Marathon is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.


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BAKER BOTTS L.L.P.
Marathon Oil Corporation               3                           June 21, 2002



                  2. The Marathon Funding Securities will, when issued and duly purchased and paid for in accordance with the provisions of the Underwriting Agreements, constitute legal, valid and binding obligations of Marathon Funding, entitled to the benefits of the Indenture under which they are issued and enforceable against Marathon Funding in accordance with their terms, and the related Marathon Guarantees will, when issued, constitute legal, valid and binding obligations of Marathon, enforceable against Marathon in accordance with their terms, except, in each case, as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors' rights generally, (b) general principles of equity, regardless of whether that enforceability is considered in a proceeding in equity or at law, and (c) any implied covenants of good faith and fair dealing.

         We limit the opinions we express above in all respects to matters of the laws of the State of New York and the General Corporation Law of the State of Delaware, each as in effect on the date hereof.

         We hereby consent to the filing of this opinion of counsel as Exhibit
5.2 to Marathon's current report on Form 8-K reporting the offering of the Securities. In giving this consent, we do not hereby admit we are in the category of persons whose written consent Section 7 of the 1933 Act requires to be filed with the Registration Statement.



                                       Very truly yours,


                                       /s/ BAKER BOTTS L.L.P.